EXHIBIT 2.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 1st day of July, 2008, by and among Energy King, Inc., formerly known as Buckeye Ventures, Inc., a Nevada corporation (hereinafter referred to as "ENERGY KING"), World Wide Motion Pictures Corporation., a Michigan corporation (hereinafter referred to as "WWMPC"), and Christopher Corporation, a Michigan corporation (hereinafter referred to as the "PURCHASER").

RECITALS

A.  Pursuant to a Share Exchange Agreement dated October 14, 2005 and amended January 10, 2006 (the “Share Exchange Agreement”) and subsequent corporate reorganizations, ENERGY KING acquired 48,000 issued and outstanding shares of the capital stock of WWMPC (the “Shares”), making WWMPC a subsidiary of ENERGY KING.  Pursuant to an Operating Agreement dated February 22, 2006 and effective March 1, 2006 (the “Operating Agreement”), WWMPC has been operating as an independent subsidiary of ENERGY KING and its predecessor.

B.  The Board of Directors of ENERGY KING and WWMPC deem it to be advisable and in the best interests of said corporations and their stockholders that WWMPC no longer be owned, in whole or in part, by ENERGY KING.

C.  PURCHASER is a corporation that is controlled by certain associates of the management of WWMPC.

D.  ENERGY KING is willing to sell the Shares to PURCHASER, and PURCHASER is willing to purchase all of said outstanding capital stock.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1.  PURCHASE OF SHARES

1.1  Purchase of Shares.  ENERGY KING and PURCHASER hereby agree that PURCHASER shall purchase the shares on the date hereof or on another date as soon as practicable hereafter that is agreed to by the parties (the “Closing Date”) for an aggregate purchase price of One Dollar ($1.00).  The parties acknowledge that the purchase price was arbitrarily determined and does not necessarily bear any relation to the current or future net assets, net income or value of WWMPC.

1.2  Delivery of Shares.  On the Closing Date, ENERGY KING will deliver to PURCHASER the certificate(s) representing the Shares, duly endorsed (or with executed stock powers) for transfer to PURCHASER.  Simultaneously, PURCHASER will deliver to ENERGY KING the purchase price for the Shares.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

PURCHASER hereby represents and warrants to ENERGY KING as follows:

2.1  Organization and Good Standing.  PURCHASER is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.  PURCHASER is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary.

2.2  Compliance with Laws.  PURCHASER has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of PURCHASER.

2.3  No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(i)  violate any provision of the Articles of Incorporation or By-Laws of PURCHASER;

(ii)  violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which PURCHASER is a party or by or to which it or any of its assets or properties may be bound or subject;

(iii)  violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, PURCHASER, or upon the properties or business of PURCHASER; or

(iv)  violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of PURCHASER.

2.4  Actions and Proceedings.  There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving PURCHASER.  There is no action, suit, claim or administrative investigation or proceeding (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or to its knowledge threatened against or involving PURCHASER or any of its properties or assets.  To its knowledge, there is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.

2.5  Full Disclosure.  No representation or warranty by PURCHASER in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to another party pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of PURCHASER.

2.6  Authorization. This Agreement, when executed and delivered by PURCHASER and the other parties hereto, will constitute the valid and legally binding obligation of PURCHASER, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

2.7  Purchase For Own Account.

(a)  This Agreement is made with PURCHASER in reliance upon PURCHASER's representation to ENERGY KING, which by PURCHASER's execution of this Agreement, PURCHASER hereby confirms, that the Shares will be acquired for investment for PURCHASER's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof without full compliance with all applicable federal and state securities laws, and that PURCHASER has no present intention of selling, granting any participation in, or otherwise distributing the same without full compliance will all applicable federal and state securities laws. By executing this Agreement, PURCHASER further represents that PURCHASER does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. PURCHASER represents that it has full power and authority to enter into and perform this Agreement.

(b)  Notwithstanding the foregoing, PURCHASER desires to ultimately transfer the Shares to those persons that were shareholders of World Wide Motion Pictures Corporation, the publicly traded Michigan corporation that is a predecessor of ENERGY KING and is no longer in existence. As used in this Agreement “WWMO” shall refer to that former Michigan corporation and “Legacy Shareholders” shall refer to the persons that were shareholders of WWMO immediately prior to the closing of the Share Exchange Agreement.  PURCHASER acknowledges and agrees that any subsequent attempt to transfer the Shares to the Legacy Shareholders may only be done in compliance with all applicable federal and state securities laws.  Although PURCHASER ultimately desires to make that transfer, it has not entered into any agreements to do so and might not be able to do so due to the expense and difficulties that would be involved in complying with those laws.

2.8  Disclosure of Information.  PURCHASER has had an opportunity to discuss WWMPC’s business, management, financial affairs and the terms and conditions of the sale of the Shares with ENERGY KING's  and WWMPC’s management and has had an opportunity to review ENERGY KING's reports as filed with Securities And Exchange Commission. PURCHASER understands that such discussions, as well as any written information issued by ENERGY KING or WWMPC, were intended to describe the aspects of WWMPC’s business which ENERGY KING believes to be material. PURCHASER has had full access to the financial statements of WWMPC.

2.9  Restricted Shares.  PURCHASER understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of PURCHASER's representations as expressed herein. PURCHASER understands that the Shares are "restricted Shares" under applicable U.S. federal and state laws and that, pursuant to these laws, PURCHASER must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and/or qualified by state authorities, or an exemption from such registration and qualification requirements is available. PURCHASER acknowledges that ENERGY KING has no obligation to register or qualify the Shares for resale.  PURCHASER further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale and the holding period for the Shares which are outside of PURCHASER's or ENERGY KING’S control, and which ENERGY KING is under no obligation to satisfy.

2.10  No Public Market.  PURCHASER understands that no public market now exists for the Shares, and that ENERGY KING has made no assurances that a public market will ever exist for the Shares.

2.11  Legends.  PURCHASER understands that the Shares bear the following legends:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SHARES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

2.12  Accredited Investor.  PURCHASER is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Act.

2.13  No Finders.  PURCHASER has taken no action which would give rise to any claim by any person for brokerage commissions, finders' fees or the like relating to this Agreement or the transactions contemplated hereby.

2.14  Risk Factors.  PURCHASER has conducted its own due diligence with respect to all aspects of this transaction and is not relying on the due diligence investigation by any other third parties.  PURCHASER is purchasing the Shares without any representation or warranty whatever, except as expressly provided herein.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF WWMPC

WWMPC hereby represents and warrants to PURCHASER as follows:

3.1  Organization and Good Standing; Ownership of Shares.  WWMPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated and such business is now conducted.  WWMPC is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by it or the nature of the business transacted by it make such licenses or qualifications necessary.

3.2  Capitalization.  The authorized capital stock of WWMPC consists of 60,000 shares of common stock of which 60,000 shares are presently issued and outstanding, including the 48,000 Shares  being sold hereunder.   Other than this Agreement, there are no outstanding subscriptions, rights, options, warrants or other agreements obligating either WWMPC or ENERGY KING to issue, sell or transfer any stock or other shares of WWMPC.

3.3  Taxes.  WWMPC has prepared and delivered to ENERGY KING all appropriate  information required to prepare and file federal, state and local tax returns relating to WWMPC  for all periods prior to and through the date hereof for which any such returns have been required to be filed  by it or by ENERGY KING and, to the best of WWMPC’s knowledge, ENERGY KING has filed all  said returns and paid all taxes shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof.

3.4  Compliance with Laws.  WWMPC has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of WWMPC.

3.5  No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(i)  violate any provision of the Articles of Incorporation or By-Laws of WWMPC;

(ii)  violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which WWMPC is a party or by or to which it or any of its assets or properties may be bound or subject;

(iii)  violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, WWMPC, or upon the properties or business of WWMPC; or

(iv)  violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of WWMPC.

3.6  Actions and Proceedings.  There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving WWMPC.  Except as set forth below, there is no action, suit, claim or administrative investigation or proceeding (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or to its knowledge threatened against or involving WWMPC or any of its properties or assets.  Except as set forth below, to its knowledge, there is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.  WWMPC and ENERGY KING have had certain disputes regarding their respective rights and obligations under the Share Exchange Agreement and Operating Agreement which have yet to be resolved.

3.7  Liabilities.  WWMPC does not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any other governmental charge or lawsuit (all of the foregoing collectively defined to as "Liabilities"), which were not fully, fairly and adequately reflected on its unaudited financial statements dated June 30, 2008 (the “Financial Statement”).  As of the Closing Date, WWMPC will not have any Liabilities, other than Liabilities fully and adequately reflected on said Financial Statement, except for Liabilities incurred in the ordinary course of business or any Liabilities that would not have a material adverse impact on the financial condition of WWMPC.

3.8  Operations of WWMPC.  From the date of the Financial Statement and through the Closing Date hereof WWMPC has not and will not have:

(i)  except in the ordinary course of its business, incurred any indebtedness for borrowed money;

(ii)  declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

(iii)  made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(iv)  except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

(v)  disposed of any assets of WWMPC except in the ordinary course of business;

(vi)  materially increased the compensation of any employee of WWMPC;

(vii)  increased, terminated, amended or otherwise modified any plan for the benefit of employees of WWMPC;

(viii)  issued any shares of WWMPC or rights to acquire any shares of WWMPC; or

(ix)  except in the ordinary course of business, entered into or modified any contract, agreement or transaction.

3.9  Full Disclosure.  No representation or warranty by WWMPC in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished a party pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the businesses of WWMPC.

3.10  Authorization. This Agreement, when executed and delivered by WWMPC and the other parties hereto, will constitute a valid and legally binding obligation of WWMPC, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

3.11  No Finders.  WWMPC has taken no action which would give rise to any claim by any person for brokerage commissions, finders' fees or the like relating to this Agreement or the transactions contemplated hereby.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF ENERGY KING

ENERGY KING hereby represents and warrants to PURCHASER and WWMPC as follows:

4.1  Organization and Good Standing.  ENERGY KING is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased, or operated and such business is now conducted.  ENERGY KING is duly licensed or qualified and in good standing as a foreign corporation where the character of the properties owned by ENERGY KING or the nature of the business transacted by it make such license or qualification necessary.

4.2  The Shares.  ENERGY KING is the owner of record and beneficially of all of the Shares free and clear of all claims, liens and encumbrances, and the Shares have not been sold, pledged, assigned or otherwise transferred, except pursuant to this Agreement.

4.3  No Breach.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(i)  violate any provision of the Articles of Incorporation or By-Laws of ENERGY KING;

(ii)  violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which ENERGY KING is a party or by or to which it or any of its assets or properties may be bound or subject;

(iii)  violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, ENERGY KING, or upon the Shares, properties or business of ENERGY KING; or

(iv)  violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

4.4  Actions and Proceedings.  There is no outstanding order, judgment, injunction, award or decree of any court, governmental or regulatory body or arbitration tribunal against or involving ENERGY KING.  Except as set forth below, there is no action, suit ,claim or administrative investigation or proceeding  (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to its knowledge, threatened against or involving ENERGY KING or any of its properties or assets.  Except as set forth below, to its knowledge, there is no fact, event or circumstances that may give rise to any suit, action, claim, investigation or proceeding.  WWMPC and ENERGY KING have had certain disputes regarding their respective rights and obligations under the Share Exchange Agreement and Operating Agreement which have yet to be resolved.

4.5  Brokers or Finders.  No broker's or finder's fee will be payable by ENERGY KING in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by ENERGY KING.

4.6  Authority to Execute and Perform Agreements.  ENERGY KING has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered and is the valid and binding obligation of ENERGY KING enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors' rights.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by ENERGY KING of this Agreement, in accordance with its respective terms and conditions will not:

(i)  require the approval or consent of any governmental or regulatory body, the Shareholders of ENERGY KING or the approval or consent of any other person;

(ii)  conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with any notice or lapse of time or both would constitute) a default under, any order, judgment or decree applicable to ENERGY KING or any instrument, contract or other agreement to which ENERGY KING is a party or by or to which ENERGY KING is bound or subject; or

(iii)  result in the creation of any lien or other encumbrance on the assets or properties of ENERGY KING.

4.7  Full Disclosure.  No representation or warranty by ENERGY KING in this Agreement or in any document or schedule to be delivered by it pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished pursuant hereto or in connection with the execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of ENERGY KING.  The foregoing notwithstanding, all of the aforementioned representations and warranties are qualified to the extent that any of the companies or businesses acquired or to be acquired pursuant to ENERGY KING’s acquisition program may include events, conditions or circumstances involving matters contemplated by such representations and warranties, the disclosure of which will not be made pursuant to this Agreement.

4.8  Taxes.  ENERGY KING has prepared and filed all appropriate federal, state and local tax returns relating to WWMPC for all periods prior to and through the date hereof for which any such returns have been required to be filed by it and has paid all taxes related to WWMPC shown to be due by said returns or on any assessments received by it or has made adequate provision for the payment thereof.

4.9  Transfer of Entertainment Business Assets to WWMPC.  As provided for in the Share Exchange Agreement and Operating Agreement, all assets of ENERGY KING’s predecessor related to its motion picture, television, media and entertainment business have been transferred to WWMPC and ENERGY KING retains no interest in those assets (other than through its current ownership of the Shares).  ENERGY KING has not placed any liens on or granted any interest in any of those assets that have not been approved by the Board of Directors of WWMPC.

4.10  Warranties and Representations of WWMPC are True.   To the best of ENERGY KING’s knowledge, all of the warranties and representations made herein by WWMPC are true and accurate.

SECTION 5.  COVENANTS

5.1  Corporate Examinations and Investigations.  Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations,  books, records and financial condition of the other as they each may reasonably require.  No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement.

5.2  Expenses.  Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein.

5.3  Further Assurances.  The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.  Each such party shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

5.4  Stock Certificates.  At the Closing, ENERGY KING shall have delivered the certificates representing the Shares duly endorsed (or with executed stock powers) for transfer to PURCHASER.

5.5  Announcement and Form 8-K.  The press release that will be issued by ENERGY KING regarding the transactions contemplated herein and the Form 8-K to be filed by ENERGY KING with the SEC will be in substantially the form attached hereto as Exhibit A.

5.6  Prior Agreements to Survive.   Nothing contained herein shall be deemed to terminate or release any claims of the respective rights and obligations of ENERGY KING and WWMPC pursuant to the Share Exchange Agreement or the Operating `Agreement or the rights and obligations of ENERGY KING and Paul Hancock pursuant to the Employment Contract between ENERGY KING’s predecessor and Paul Hancock that was entered into on October 20, 1983 and amended on March 1, 2006.  It is agreed that (i) references in those agreements to World Wide Motion Pictures Corporation, a Michigan corporation, refer to the public corporation that is the predecessor of ENERGY KING and not to WWMPC which was formerly known as World Wide Entertainment Inc.; (ii) the references to WWMPC as the “Subsidiary” in those agreements does not require WWMPC to continue as a subsidiary of ENERGY KING for those Agreements to remain effective; and (iii) the provisions of Section 2)i and 2)ii of the Operating Agreement regarding the election of directors to the Boards of ENERGY KING and WWMPC will be terminated as of the Closing Date.

5.7  Cooperation in Identifying Legacy Shareholders.  As described in Section 2.7, PURCHASER intends to ultimately distribute the Shares to the Legacy Shareholders if it is able to do so in compliance with the applicable federal and state securities laws without unreasonable effort or expense.  In order to do so, it will first need to identify those Legacy Shareholders.  ENERGY KING agrees that it will cooperate with PURCHASER in that effort by requesting a list of Non Objecting Beneficial Owners (“NOBO List”) and providing PURCHASER with a copy of its shareholders list.  PURCHASER will pay the full cost of obtaining that NOBO List and shareholder list.

SECTION 6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF ENERGY KING

Notwithstanding any right of PURCHASER fully to investigate the affairs of WWMPC, the former shall have the right to rely fully upon the representations and warranties of ENERGY KING contained in this Agreement or in any document delivered by ENERGY KING or any of its representatives, in connection with the transactions contemplated by this Agreement.  All such representations and warranties shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.

SECTION 7.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF PURCHASER AND WWMPC

Notwithstanding any right of ENERGY KING fully to investigate the affairs of PURCHASER and WWMPC, ENERGY KING has the right to rely fully upon the representations and warranties of PURCHASER and WWMPC contained in this Agreement or in any document delivered by PURCHASER and WWMPC or any of their representatives, in connection with the covenants and agreements shall survive the execution and delivery hereof and the Closing Date hereunder for twelve (12) months following the Closing.

SECTION 8.  INDEMNIFICATION

8.1  Obligation of ENERGY KING to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 5, ENERGY KING hereby agrees to indemnify, defend and hold harmless PURCHASER and WWMPC from and against any losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys' fees and disbursements) (a "Loss") based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of ENERGY KING contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

8.2  Obligation of PURCHASER to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 6, PURCHASER agrees to indemnify, defend and hold harmless ENERGY KING from and against any Loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of PURCHASER contained in this Agreement or in any document or other writing delivered pursuant to this Agreement..

8.3  Obligation of WWMPC to Indemnify.  Subject to the limitations on the survival of representations and warranties contained in Section 6, WWMPC agrees to indemnify, defend and hold harmless ENERGY KING from and against any Loss, based upon, arising out of or otherwise due to any inaccuracy in or any breach of any representation, warranty, covenant or agreement of WWMPC contained in this Agreement or in any document or other writing delivered pursuant to this Agreement.

SECTION 9.  THE CLOSING

The Closing shall take place simultaneously with the execution of this Agreement or at such other later time or place as may be agreed upon by the parties hereto.  At the Closing, the parties shall provide each other with such documents as may be necessary or appropriate in order to consummate the transactions contemplated hereby including evidence of due authorization of the Agreement and the transactions contemplated hereby.

SECTION 10.  TERMINATION

This Agreement may be terminated at any time prior to the Closing by either PURCHASER or ENERGY KING if (i) the Closing has not occurred before July 31, 2008, (ii) a governmental order prohibiting the transactions contemplated by this Agreement has become final and non-appealable or (iii) if both parties have mutually consented to the termination in writing.

SECTION 11.  MISCELLANEOUS

11.1  Waivers.  The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no event constitute waiver as to any future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

11.2  Amendment.  This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

11.3  Assignment.  This Agreement is not assignable except by operation of law.

11.4  Notices.  Until otherwise specified in writing, the mailing addresses of both parties of this Agreement shall be as follows:

ENERGY KING:                                                                 ENERGY KING, INC.
1929 Main Street, Suite 106
Irvine, CA  92614
Attention: Jeffrey Hultman

WWMPC:                                                                         WORLD WIDE MOTION PICTURESCORPORATON
2120 Main Street
Suite 180
Huntington Beach, CA 92648
Attention: Paul Hancock

PURCHASER:                                                                  CHRISTOPHER CORPORATION
4995 Hillcrest
Okemos, MI 48864
Attention: Eldon Hancock

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

11.5  Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase of the Shares and the related transactions described herein.  No amendment of this Agreement shall be enforceable unless signed by the party to be charged with performance thereto.

11.6  Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.7  Severability of Provisions.  The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

11.8  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

11.9  Professional Advice.Each party hereto has been provided with adequate opportunity to consult with legal, tax and accounting professionals of their own independent selection regarding the legal, tax and accounting implications of entering into this Agreement and hereby warrants, covenants and agrees that he/she/it has not relied on any oral or written communication or advice by another party or any agent, accountant or attorney of another party except as otherwise specifically set forth herein.

11.10  Expenses.  Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation the fees and expenses of legal counsel and certified public accountants.

11.11  Successors and Assigns.  All rights and obligations created by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.  Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

11.12  Governing Law.  This Agreement shall be controlled, construed and enforced in accordance with the laws of California applicable to agreements made and to be performed in that jurisdiction.   The parties agree that all actions or proceedings arising directly or indirectly from this Agreement shall be brought in courts having a location within Los Angeles County, California and in relation thereto hereby consent to the jurisdiction of any local, state or federal court that has jurisdiction in that County.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ENERGY KING, INC.

By: /s/ Jeffrey Hultman
Jeffrey Hultman, CEO

WORLD WIDE MOTION PICTURESCORPORATION

By: /s/ Paul Hancock
Paul Hancock, President

CHRISTOPHER CORPORATION

By: /s/ Eldon Hancock
Eldon Hancock, President

EXHIBIT A
Form of Press Release and Form 8-K